INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Osprey Ventures, Inc.
(an exploration stage company)

We consent to the use in the Registration Statement dated April 10, 2008 of Osprey Ventures, Inc. (an exploration stage company) on Form S1 (the “Registration Statement”) of our Auditors’ Report dated January 8, 2008 on the balance sheet of Osprey Ventures, Inc. (an exploration stage company) as at May 31, 2007 and 2006, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the periods from incorporation May 17, 2006 to May 31, 2006 and 2007 and the year ended May 31, 2007.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

MACKAY LLP
CHARTERED ACCOUNTANTS

\s\ MacKay LLP

Vancouver, British Columbia
Canada

April 10, 2008